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                                                              EXHIBIT 99.2

                     [LETTERHEAD OF SALOMON SMITH BARNEY]

The Board of Directors Continental Homes Holding Corp. 7001 North Scottsdale Road Scottsdale, Arizona 85253

Members of the Board:

  We hereby consent to the inclusion of our opinion letter to the Board of Directors of Continental Homes Holding Corp. ("Continental Homes") as Appendix C to the Joint Proxy Statement/Prospectus of Continental Homes and D.R. Horton, Inc. ("D.R. Horton") relating to the proposed merger transaction involving Continental Homes and D.R. Horton and references thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY--Opinions of Financial Advisors to Continental and the Independent Directors" and "THE MERGER--Opinion of Continental's Financial Advisors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and rules and regulations promulgated thereunder.

                                          SMITH BARNEY INC. SALOMON BROTHERS
                                           INC


                                          By:     /s/ Smith Barney Inc.
                                              ---------------------------------
                                                    SMITH BARNEY INC.

March 13, 1998